INVESTMENT ADVISORY AGREEMENT

Agreement made as of December 2, 2024, between TRIMTABS ETF TRUST, a Delaware statutory trust (“Trust”), and FCF Advisors LLC (“Adviser”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares of the series listed on Schedule A hereto (“Funds”), and may issue shares in any other series as to which this Agreement may hereafter be made applicable, including by amending Schedule A hereto from time to time (included in the defined term Funds);

WHEREAS, the Adviser has entered into a definitive agreement with Abacus Life, Inc. (“ABL”) under which ABL will acquire all of the issued and outstanding membership interests in the Adviser (the “Transaction”);

WHEREAS, as part of the Transaction, the Adviser will become a wholly owned subsidiary of ABL;

WHEREAS, the existing investment advisory agreement between the Trust, on behalf of the Funds, and the Adviser (the “Prior Advisory Agreement”) is expected to terminate upon the closing of the Transaction as a result of the “assignment” of the Prior Advisory Agreement within the meaning of the 1940 Act, and a new investment advisory agreement (the “New Advisory Agreement”) between such parties is expected to still be pending approval by shareholders of the Funds;

WHEREAS, the Trust desires to continue to retain Adviser as investment adviser, to furnish certain investment advisory and portfolio management services to the Trust with respect to the Funds, and Adviser is willing to continue to furnish such services; and

WHEREAS, the Trust, on behalf of each Fund, and the Adviser desire to enter into this Agreement so that the Adviser may, pending shareholder approval of the New Advisory Agreement, provide investment advisory and portfolio management services to each Fund in conformity with Rule 15a-4 under the 1940 Act.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.APPOINTMENT AND DELIVERY OF DOCUMENTS.

(a)    The Trust hereby appoints Adviser as investment adviser of the Trust and each Fund for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)    The Trust has delivered, or will delivery within 45 days, to the Adviser copies of the Trust’s Trust Instrument and Bylaws (collectively, as amended from time to time, “Organic Documents”). The Adviser has delivered, or will deliver within 45 days, to the Trust a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”). The Adviser shall promptly furnish the Trust with all material amendments of or supplements to the Code and shall furnish the Trust with all updated versions of the Code at least annually.

2.REPRESENTATIONS AND DUTIES OF ADVISER.

(a)    Subject to the supervision and direction of the Trust’s Board of Trustees (each, a “Trustee,” and collectively, the “Board”), Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. Adviser will determine, from time to time, what securities and other investments will be purchased, retained or sold by the Fund. In making purchases and sales of securities and other investment assets for the Fund, the Adviser shall comply with the directions set from time to time by the Board as well as the limitations imposed by the Organic Documents and the relevant Fund’s Registration Statement, the limitations in the 1940 Act, the Securities Act of 1933, the Internal Revenue Code of 1986, as amended, and other applicable laws.

(b)    Adviser agrees that, in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Adviser may allocate brokerage on behalf of the Fund to broker-dealers who provide research, analysis, advice and similar services. Subject to compliance with Section 28(e), the Adviser may cause a Fund to pay to any broker-dealer who provides such services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction. The Adviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates. Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of a Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(c)    Adviser will maintain records relating to portfolio transactions on behalf of the Funds and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this

Agreement required to be prepared and maintained by the Adviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Trust which are in possession of the Adviser shall be the property of the Trust. The Trust, or its representatives, shall have access to such books and records at all times during the Adviser’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or its representatives.

(d)    Adviser will oversee the computation of the net asset value and the net income of each Fund as described in the currently effective registration statement of the Trust under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act, and any amendments or supplements thereto (“Registration Statement”) or as more frequently requested by the Board. In addition, Adviser will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund’s assets as the custodian and fund accountant may reasonably require to provide contracted for services to the Trust and Funds. Adviser will also assist in any fair valuation of Fund assets by, among other things, using reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Adviser for each asset for which a Fund’s fund accountant cannot obtain prices in the ordinary course of business.

(e)    The Trust hereby authorizes Adviser and any entity or person associated with Adviser which is a member of a national securities exchange to effect any transaction on such exchange for the account of any Fund, which transaction is permitted by Section 11(a) of the Exchange Act and the rules thereunder, and the Trust hereby consents to the retention of compensation by Adviser or any person or entity associated with Adviser for such transaction.

(f)    Adviser on its own initiative will furnish the Board with such information as the Adviser may believe appropriate for keeping the Board informed of important developments affecting the Trust, each Fund and the Adviser. The Adviser will notify the Trust of any change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Adviser, in each case prior to or promptly after such change. In addition, whenever requested by the Board, Adviser will report to the Board on developments related to the Trust, any Fund or Adviser.

(g)    Adviser will cooperate with the Funds’ independent public accountants and shall take reasonable action to make all necessary information available to those accountants for the performance of the accountants’ duties.

(h)    Adviser will provide the Funds’ custodian(s), transfer agent and/or fund accountant, as applicable, on each business day with such information relating to all transactions concerning the Fund’s assets as such party may reasonably require. In this respect, for in-kind transaction for Fund shares, Adviser shall determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to such Fund’s benchmark index or portfolio, as applicable, in exchange for Fund shares (normally in creation unit aggregations) and the securities that will be applicable that day to redemption requests received for such Fund, including in light of rebalancing adjustments and corporate action events. Adviser will give directions to the Trust’s custodian and other service providers, as necessary, with respect to such designations.

(i)    Adviser shall authorize and permit any of its directors, officers and employees who may be duly elected as Trustees or officers of the Trust to serve in the capacities in which they are elected.

(j)    Adviser represents and warrants that: (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise.

3.USE OF NAME. The Trust may use the name “TrimTabs” or any variant thereof in connection with the name of the Trust or any of the Funds, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as this Agreement shall no longer be in effect, the Trust shall cease to use such a name or any other similar name. In no event shall the Trust use the name “TrimTabs” or any variant thereof if Adviser’s functions are transferred or assigned to a company over which Adviser does not have control or with which it is not affiliated. In the event that this Agreement shall no longer be in effect or Adviser’s functions are transferred or assigned to a company over which Adviser does not have control or with which it is not affiliated, the Trust shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

4.FURTHER DUTIES. In all matters relating to the performance of this Agreement, Adviser will act in conformity with the Organic Documents and relevant Fund’s Registration Statement and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations applicable to the Trust and the Funds.

5.SERVICES NOT EXCLUSIVE. The services furnished by Adviser hereunder are not to be deemed exclusive and Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.EXPENSES. During the term of this Agreement, the Adviser shall pay all of the expenses of each Fund of the Trust, except for the fee payment under this Agreement, payments under each Fund’s 12b-1 plan, brokerage expenses, acquired fund fees and expenses, taxes, interest (including borrowing costs and dividend expenses on securities sold short), litigation expense and other extraordinary expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto).

7.COMPENSATION.

(a)    For the services to be provided by Adviser hereunder with respect to each Fund listed on Schedule A attached hereto, as it may be amended from time to time, the Trust shall pay to Adviser a fee in an amount set forth in Schedule A to this Agreement, so long as the Adviser has not waived all or a portion of such compensation and that such fee shall be no greater than the fee the Adviser would have received under the Prior Advisory Agreement. The Adviser’s fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.

(b)    Adviser may waive fees or reimburse expenses of a Fund to the extent necessary to maintain a Fund’s expense ratio at an agreed-upon amount for a period of time specified in a separate letter of agreement. The Adviser’s reimbursement of a Fund’s expenses shall be estimated and paid to the Trust monthly in arrears, at the same time as the Trust’s payment to the Adviser for such month as provided in this Section 7(a). The Trust may withhold the payment of fees under Section 7(a) to the extent the Adviser, under this Section 7(b) has any amount due and owing to the Trust.

(c) Payments under this Agreement shall be held in an interest-bearing escrow account held with each Fund’s custodian or with a bank. If a Fund’s shareholders approve the New Advisory Agreement within 150 days of the effective date of this Agreement, the amount paid by the Fund into such escrow account (including interest earned) shall be paid to the Adviser. If a Fund’s shareholders do not approve the New Advisory Agreement within 150 days of the effective date of this Agreement, the Adviser shall be paid, out of the escrow account, the lesser of (a) any costs incurred in performing services for the Fund under this Agreement (plus interest earned on that amount while in escrow) or (b) the total amount paid by the Fund into such escrow account (plus interest earned).

8.SUB-ADVISERS. Subject to the prior approval of a majority of the members of the Trust’s Board, including a majority of the Board members who are not “interested” within the meaning of the 1940 Act (“Independent Board Members”), Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other company under Adviser’s control, or under common control with Adviser, or to specified employees of any such companies, or to more than one such company, to the extent permitted by applicable law, certain of Adviser’s duties enumerated in section 2 hereof; provided, that Adviser shall continue to supervise and oversee the services provided by such company or employees and any such delegation shall not relieve Adviser of any of its obligations hereunder.

Subject to the prior approval of a majority of the members of the Trust’s Board, including a majority of the Independent Board Members, Adviser may, through a sub-advisory agreement, delegate to any other company that is not an “affiliated person” (as defined in the 1940 Act) of Adviser or of the Trust (other than by reason of serving as an investment adviser to the Trust) (each a “sub-adviser”), to the extent permitted by applicable law, certain of the duties enumerated in section 2 hereof; provided, that Adviser shall continue to supervise and oversee the services provided by such sub-adviser and any such delegation shall not relieve Adviser of any of its obligations hereunder.

Subject to the provisions of this Agreement, the duties of any sub-adviser or delegate, the portion of portfolio assets of the Trust that the sub-adviser or delegate shall manage and the fees to be paid to the sub-adviser or delegate by Adviser under and pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by Adviser, subject to the prior approval of a majority of the Independent Board Members.

9.STANDARD OF CARE; LIMITATIONS OF LIABILITY.

(a)    Adviser will give the Trust the benefit of the Adviser’s best judgment and efforts in rendering its services to the Trust. Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Trust or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of Adviser, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such service to or acting solely for the Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of Adviser even though paid by it.

(b)    Adviser is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the Trust and its assets. Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, nor shall Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust. Adviser understands that the rights and obligations of each series of shares of the Trust under the Trust Instrument are separate and distinct from those of any and all other series.

(c)    Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)    Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

10.DURATION AND TERMINATION.

(a)    This Agreement shall become effective upon the date hereabove written provided that, with respect to any Fund, this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of the Independent Board Members cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Fund’s outstanding voting securities, if required by the 1940 Act or other applicable law.

(b)    Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date of effectiveness for each Fund as set forth on Schedule A to this Agreement. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually: (i) by a vote of a majority of the Independent Board Members of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or, with respect to any given Fund, by vote of a majority of the outstanding voting securities of such Fund.

(c)    Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of the Board, (ii) by a vote of a majority of the outstanding voting securities of such Fund, on 60 days’ written notice to Adviser or (iii) by Adviser, on 60 days’ written notice to the Trust. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement will automatically terminate in the event of its assignment.

11.AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to any given Fund shall be effective until approved by vote of a majority of such Fund’s outstanding voting securities, if required by the 1940 Act or other applicable law. No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

12.MISCELLANEOUS.

(a)    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

(b)    Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)    Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(d)    Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(e)    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(f)    Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(g)    Notices. Notices, requests, instructions and communications sent to the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given, provided such notice was provided by a reputable overnight courier, facsimile, or return receipt email.

(h)    Meaning of Terms. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(i)    Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

TRIMTABS ETF TRUST		FCF ADVISORS LLC

/s/ Derin Cohen	December 2, 2024	/s/ Derin Cohen	December 2, 2024
Derin Cohen	Date	Derin Cohen	Date
Chief Compliance Officer		Chief Operating & Compliance Officer

APPENDIX A

Fund	Fee Rate	Effective Date
FCF US Quality ETF	0.59%	December 2, 2024
FCF International Quality ETF	0.59%	December 2, 2024
Donoghue Forlines Innovation ETF	0.69%	December 2, 2024
Donoghue Forlines Tactical High Yield ETF	0.69%	December 2, 2024
Donoghue Forlines Yield Enhanced Real Asset ETF	0.69%	December 2, 2024